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                                                                      Exhibit 15


Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

We are aware that our report dated October 13, 1998 on our review of the interim financial information of Dexter Corporation as of September 30, 1998 and 1997 and for the three and nine-month periods then ended and included in this Form 10-Q, is incorporated by reference in the Company's registration statements on Form S-8, Registration Nos. 2-63959, 33-27597, 33-53307, 33-53309, 333-02985,
333-04081, and 333-42663. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Springfield, Massachusetts
November 13, 1998